                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                                HUNT CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

[graphic] HUNT







                                                            Notice of
                                                            2002 Annual
                                                            Meeting
                                                            and Proxy
                                                            Statement

[graphic] HUNT



                                HUNT CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be Held on April 17, 2002
                            ------------------------

To Our Shareholders:

   The Annual Meeting of Shareholders of Hunt Corporation will be held at ten o'clock a.m. on April 17, 2002, on the 50th Floor, Furness Forum, Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania, for the following purposes:

      1. To elect three directors to serve for a three-year term;

      2. To vote on a proposal to amend the Company's Restated Articles of Incorporation to provide that Subchapter E - Control Transactions - of the Pennsylvania Business Corporation Law shall not be applicable to the Company;

      3. To vote on a proposal to ratify the appointment of independent accountants; and

      4. To transact such other business as may properly come before the meeting and any adjournments thereof.

   The Board of Directors has fixed the close of business on February 15, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments thereof.

   All shareholders are cordially invited to attend the meeting in person. However, whether or not you plan to attend, please promptly sign, date, and mail the enclosed proxy card in the enclosed return envelope which requires no postage if mailed in the United States. Returning your proxy card does not deprive you of your right to attend the meeting and vote your shares in person.





                                   By order of the Board of Directors,





                                   DENNIS S. PIZZICA, Secretary

   March 1, 2002

                                HUNT CORPORATION
                              One Commerce Square
                               2005 Market Street
                             Philadelphia, PA 19103

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

   This proxy statement, which is being sent to shareholders on or about March 14, 2002, is furnished in connection with the solicitation of proxies by the Board of Directors of Hunt Corporation (the "Company") for use at the forthcoming Annual Meeting of Shareholders (the "Meeting") to be held on April 17, 2002, and at any adjournments thereof.

   At the close of business on February 15, 2002, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were outstanding an aggregate of 8,903,975 of the Company's Common Shares.

Voting and Revocability of Proxies

   Each Common Share outstanding on the record date is entitled to one vote on all matters to come before the Meeting, except that shareholders have the right to cumulate their votes in the election of directors. This means that shareholders may multiply the number of votes to which they are entitled by the number of directors to be elected, and the whole number of such votes may be cast for one nominee or distributed among any two or more nominees. If you wish to cumulate your votes in this manner, you must clearly indicate on your proxy card your desire to cumulate and how many votes you wish to cast for each nominee.

   A majority of the Common Shares entitled to vote at the Meeting, represented in person or by proxy, constitutes a quorum. In the election of directors, assuming a quorum is present, the three nominees receiving the highest number of votes cast at the Meeting will be elected. The affirmative vote of a majority of the votes cast at the Meeting is required for approval of Proposals 2 and 3, assuming a quorum is present. Abstentions, the withholding of a vote, or the specific direction not to cast any vote on a specific matter, such as broker non-votes, will not constitute the casting of a vote on such matter.

   Your proxy may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by presenting a duly executed proxy bearing a later date, or by voting in person at the Meeting, but your mere attendance at the Meeting will not revoke your proxy. Your proxy, when properly executed, will be voted in accordance with the specific instructions indicated on your proxy card. Unless contrary instructions are given, your proxy will be voted FOR the election of the three nominees for director, as provided under "Election of Directors" below (in equal amounts or cumulatively, as the persons voting the proxies may determine); FOR approval of the amendment of the Restated Articles of Incorporation to provide that Subchapter E - Control Transactions - of the Pennsylvania Business Corporation Law shall not be applicable to the Company; FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the 2002 fiscal year; and to the extent permitted by the rules of the Securities and Exchange Commission (the "SEC"), in accordance with the judgment of the persons voting the proxies upon such other matters as may come before the Meeting and any adjournments thereof. In the latter regard, the Company intends to avail itself, until further notice, of the provisions of Rule 14A-4(c)(i) which grants the persons voting the proxies discretionary authority to vote on any shareholder proposals presented at an Annual Meeting of which proposals the Company has not received notice at least 90 days prior to the anniversary date (April 18, 2001) of the previous year's Annual Meeting. The Company has received no such notice with respect to any such shareholder proposals to be presented at the 2002 Annual Meeting. (See also "Additional Information - Shareholder Proposals" appearing later in this proxy statement.)

                            1. ELECTION OF DIRECTORS


   The Restated Articles of Incorporation and By-laws of the Company presently provide that the number of directors shall be ten, to be divided into three classes as nearly equal in number as possible. The Board of Directors (the "Board") has nominated and recommends the election of the following three persons to serve as directors of the Company until the 2005 Annual Meeting or until their successors are elected and have qualified:

   Donald D. Belcher            Bradley P. Johnson            Robert H. Rock

   All of the nominees are presently serving as directors of the Company, Messrs. Belcher and Rock having previously been elected by the shareholders of the Company, and Mr. Johnson having been elected a director by the Board on February 13, 2002 to fill the vacancy created by the retirement of Malcolm J. Thompson, a director of the Company since 1998, on December 19, 2001. Although the Board has no reason to believe any of the nominees will be unable to serve, if such should occur, your proxy will be voted (unless marked to the contrary) for such person or persons, if any, as shall be recommended by the Board. However, your proxy will not be voted for the election of more than three directors.

   The following table sets forth, as of February 1, 2002, certain information with respect to each nominee for election as a director and each director whose term of office will continue after the Meeting:


                                                                        Present
                       Name, Age and                         Director    Term
                       Occupation(1)                           Since    Expires
                       -------------                         --------   -------
Donald D. Belcher, 63                                           1997       2002
 Chairman and Chief Executive Officer of Banta
  Corporation, a printing and supply chain management
  company

Ursula M. Burns, 43                                             1999       2003
 Corporate Senior Vice President and President, Document
 Solutions Group of Xerox Corporation, a document
 company. Previously, Senior Vice President, Corporate
 Strategic Services (April 2000-October 2001); Senior
 Vice President, Worldwide Manufacturing and Supply Chain
 Services (January 1999-April 2000); and Vice President
 and General Manager, Departmental Business Unit (January
 1997-January 1999) of Xerox Corporation.

Jack Farber, 68                                                 1970       2003
 Chairman of the Board (and President until June 1999) of
 CSS Industries, Inc., a consumer products company.

William F. Hamilton, Ph.D., 62                                  1986       2004
 Landau Professor of Management and Technology, The
 Wharton School of the University of Pennsylvania.
 Director of Neose Technologies, Inc., and Digital
 Lightwave, Inc.

Mary R. (Nina) Henderson, 51                                    1991       2004
 Consultant to J.P. Morgan Partners, LLC, a global
 private equity organization. Formerly, Corporate Vice
 President, Core Business Development, Bestfoods, an
 international food company (through December 2000); and
 Corporate Vice President and President, Bestfoods
 Grocery (1997-1999). Director of AXA Financial, Inc.,
 The Equitable Life Assurance Society of the United
 States, Pactiv Corporation, and The "Shell" Transport
 and Trading Company, p.l.c.

Bradley P. Johnson, 40                                          2002       2002
 President and Chief Operating Officer of the Company
 since December 2001. Previously, Senior Vice President/
 General Manager of Hunt Products (January 2001-November
 2001); Vice President/General Manager of Hunt Products
 (June 2000-December 2000); Vice President/General
 Manager of Consumer Products (May 1999-May 2000); and
 General Manager of the Infant Feeding Business Unit at
 H. J. Heinz Company (1997-1999).


                                                                         Present
                       Name, Age and                          Director    Term
                       Occupation(1)                           Since     Expires
                       -------------                         --------   -------
Gordon A. MacInnes, 60(2)                                       1970       2003
 President and Chief Executive Officer of Citizens for
 Better Schools (1999-2001); Author and former New Jersey
 State Senator (1994-1998).

Robert H. Rock, D.B.A., 51                                      1989       2002
 President of MLR Holdings, L.L.C., a publishing company
 which produces business publications, executive
 conferences, and community newspapers, and Chairman of
 Metroweek Corporation, publisher of the City Paper.
 Director of Alberto-Culver Company, Quaker Chemical Co.,
 Advanta Corporation, and Penn Mutual Life Insurance
 Company.

Donald L. Thompson, 60                                          1996       2003
 Chairman and Chief Executive Officer of the Company.

Victoria B. Vallely, 51(2)                                      1976       2004
 Manager, Bartol Family Partnerships, an investment
 partnership.

---------------
(1) Except as otherwise noted, the named individuals have had the occupations indicated (other than directorships) for at least five years.
(2) Mr. MacInnes is married to Ms. Vallely's sister. Both Mrs. MacInnes and Ms. Vallely are daughters of the late George E. Bartol III, a former Chairman of the Board, Chief Executive Officer, and principal shareholder of the Company.

Information Concerning Meetings and Certain Committees

   The Board held eight formal meetings during fiscal 2001. The Company has standing Audit, Compensation, and Nominating Committees of its Board. The Audit Committee members currently are Messrs. Farber, Hamilton, and MacInnes. This Committee makes recommendations to the Board concerning the engagement, retention, and discharge of independent accountants; reviews with members of the Company's management and internal auditors and with the Company's independent accountants the plans and results of the auditing engagement, the Company's financial statements and the adequacy of the Company's system of internal accounting controls; and directs any investigations into matters within the scope of the foregoing duties. During fiscal 2001, the Audit Committee met five times. (See "Additional Information - Audit Committee Report" herein and the recently amended Audit Committee Charter attached as an Appendix to this proxy statement.) The Compensation Committee currently is composed of Ms. Burns, Ms. Henderson, and Mr. Rock. This Committee establishes the salaries of executive officers and makes recommendations to the Board regarding the adoption, extension, amendment, and termination of compensation plans in which officers or directors may participate. It also exercises administrative powers pursuant to certain of those plans. The Compensation Committee held seven formal meetings during fiscal 2001. The members of the Nominating Committee currently are Messrs. Belcher, MacInnes, and Rock and Ms. Vallely. The primary purpose of this Committee, which held one meeting during fiscal 2001, is to identify and recommend to the Board qualified individuals to serve as directors of the Company. The Nominating Committee has not determined whether it will consider nominees recommended by shareholders.

   The Board also has an Executive Committee whose current members are Messrs. MacInnes, Farber, Rock, and Thompson. The Executive Committee generally is empowered, subject to certain limitations, to exercise the authority of the Board between Board meetings. The Board also, from time to time, appoints special committees for specific purposes.

   During fiscal 2001, all directors attended in person or by conference telephone at least 75% of the total number of meetings of the Board and committees of the Board on which they served, with the exceptions of Messrs. Belcher and Farber, who attended 73% and 70% of such meetings, respectively.

Compensation of Directors

   The non-employee directors of the Company participate in the Company's 1997 Non-Employee Director Compensation Plan. Pursuant to this plan, the Company pays to each of its non-employee directors annual directors' fees of $5,000 in cash and $12,000 in grants of Common Shares, plus cash of $1,000 for each Board meeting and $1,000 ($1,250 for committee chairpersons) for each committee meeting attended. In addition, this plan provides for annual grants to each non-employee director of non-qualified stock options to purchase up to 2,000 Common Shares at the fair market value of such shares on the date of grant, such options to vest after two years (subject to possible acceleration in certain circumstances) and to extend for ten years (subject to possible earlier termination in certain circumstances). During fiscal 2001, options to purchase 2,000 Common Shares were granted pursuant to this plan to each of the nine non-employee directors at an exercise price of $6.11 per share. The exercise prices of options outstanding under this plan range from $6.11 to $23.22. As of February 1, 2002, no such options had been exercised. In addition, the Company reimburses directors for certain expenses incurred in attending Board and committee meetings. From time to time, the Company also compensates non-officer directors for special services but did not do so in fiscal 2001.

   The non-officer directors also participate in the 1994 Non-Employee Directors' Stock Option Plan which provides for one-time automatic grants of non-qualified options to purchase 5,000 Common Shares (at a per share price equal to the fair market value of a Common Share on the grant date of the option) on January 26, 1994 to each of the non-employee directors in office at that time, and to subsequent non-employee directors at the time of their election to the Board. Options granted under this plan extend for a term of ten years from the grant date (subject to earlier termination in certain circumstances) and become exercisable at the rate of 20% per year over five years from the grant date (subject to acceleration in certain circumstances). The options outstanding under this plan have exercise prices ranging from $10.5625 per share to $18.6875 per share. As of February 1, 2002, an aggregate of 3,000 options had been exercised under this plan.

               2. AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

   In February 2002, the Company's Board adopted, subject to shareholder approval, an amendment to the Company's Restated Articles of Incorporation. This amendment would provide that Subchapter E - Control Transactions (which we refer to herein as "Subchapter E") of the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania BCL"), will not be applicable to the Company. Subchapter E, which is summarized below, is one of a number of so-called anti-takeover laws which Pennsylvania enacted during the 1980's to afford corporations incorporated in Pennsylvania and their shareholders protection against certain types of takeovers and acquisitions of control by third parties. However, Subchapter E permits Pennsylvania corporations to elect not to be governed by its provisions by amending their articles of incorporation to so provide, and over the years many Pennsylvania corporations have elected not to be governed by Subchapter E. The Board believes that Subchapter E unduly limits the Company's flexibility in pursuing certain possible strategic directions, and thus, is not in the best interests of the Company and its shareholders. ACCORDINGLY, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION ELECTING NOT TO BE SUBJECT TO SUBCHAPTER E.

Summary of Subchapter E.

   Subchapter E (15 Pa. C.S. ss.ss.2541-2548) provides that, subject to certain grandfathering and other exceptions, if a person or entity or a group of persons or entities acting together (which the statute refers to as a "controlling person or group") acquires voting power over shares of a publicly-traded Pennsylvania corporation (as the Company is) that would entitle the controlling person or group to cast at least 20% of the votes that all shareholders of the corporation would be entitled to cast in an election of directors of the corporation (the acquisition of such voting power being hereinafter referred to as a "control transaction"), then: (i) prompt notice of such control transaction must be given by the controlling person or group to all other holders of voting shares of the corporation; and (ii) any such holders who object to the control transaction and comply with specified procedures may demand that the controlling person or group purchase such objecting holders' voting shares for their "fair value."

   The minimum value that such objecting holders are entitled to receive from the controlling person or group under Subchapter E is the highest price paid per share by the controlling person or group within the 90-day period ending on the date of the control transaction. If objecting holders believe the fair value of their voting shares is higher than this minimum amount, they are entitled to have the fair value of their voting shares determined by an appraiser appointed by the court. Any appraiser so appointed is required to determine the fair value of each voting share as of the date of the control transaction, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation (sometimes referred to as a control premium). The appraisal costs are to be borne by the controlling person or group, and the appraised fair value, plus interest, must then be paid by the controlling person or group to those holders who demanded the appraised fair value in return for their voting shares.

Reasons for the Proposed Amendment to the Company's Articles of Incorporation.

   Subchapter E is intended to offer Pennsylvania corporations some protection against possible coercive or unfair takeovers. However, the Board has concluded that Subchapter E unduly limits the Company's flexibility in pursuing various possible strategic directions, and therefore, is not in the best interests of the Company and its shareholders.

   In the performance of their duties as directors of the Company, the members of the Board in the past have reviewed and evaluated, and are continuing to review and evaluate, various possible strategies that the Company might pursue to enhance shareholder value. Such possible strategies range from growing the Company, through internal development, joint ventures and/or acquisitions, to selling all or a part of the Company. The sale of the Company's commercial Graphics Products in October 2001 was itself a strategic move to simplify the Company, focus its product offerings, substantially reduce its cost base, and thus, expand the range of potential strategic options available to it.

   Pursuing certain types of potential strategic directions could involve entering into transactions which might be deemed to be control transactions within the meaning of Subchapter E. For example, should the Company wish to acquire all of or an interest in another company through the issuance of a significant number of the Company's Common Shares or to have an institutional investor or other investment entity or group acquire a significant Common Share position in the Company, if either of the above two possible types of transactions would result in any person or group acquiring voting power over 20% or more of the Common Shares of the Company, the transaction would be a control transaction, and such person or group would be a control person or group subject to Subchapter E. Accordingly, all the other holders of Common Shares of the Company would be entitled to demand that the control person or group purchase their Common Shares for fair value. It is unlikely that such a potential seller of a business to the Company or such a potential investor in the Company would agree to enter into the control transaction and run the risk that the other holders would exercise this right. Similarly, the possibility that Subchapter E could be triggered, giving holders of Common Shares the right to demand the appraised fair value of their shares, and the uncertainty of what that fair value ultimately would be determined by an appraiser to be, could pose obstacles to, or even be a deterrent to, certain types of friendly acquisitions of the Company.

   Unfortunately, unlike a number of other anti-takeover laws adopted by Pennsylvania and other states, Subchapter E does not exempt from its provisions control transactions which have been approved prior to their consummation by the directors of a corporation. Thus, Subchapter E might effectively prevent the Company from entering into certain types of transactions even though the Board may have determined that they could benefit the Company and its shareholders. It is for this reason that many other publicly-traded Pennsylvania corporations have elected not to have the provisions of Subchapter E be applicable to them.

Certain Other Considerations.

   Approval of the proposed amendment to the Company's Restated Articles of Incorporation to make Subchapter E inapplicable to the Company would permit control transactions, as defined under "Summary of Subchapter E" above, to take place without entitling other holders of the Company's Common Shares to demand that they receive fair value for their shares as provided in Subchapter
E. Of course, it also would remove whatever deterrent effect that Subchapter E might have on possible changes of control and unfair or coercive takeovers of the Company. However, even if Subchapter E were no longer applicable to the Company, other provisions of the Company's Restated Articles of Incorporation and By-laws and of the Pennsylvania BCL could have the effect of delaying or discouraging, to some extent, certain takeovers or changes in control of the Company. For example, the Company's Restated Articles of Incorporation and/or By-laws contain provisions which: (i) provide for cumulative voting in the election of directors, classify the Board into three classes of directors and contain limitations on shareholders' rights to remove directors, making it more difficult for a potential acquirer to gain control of the Board; (ii) permit the Board to issue, without shareholder approval, "blank check" preferred stock with such rights and preferences as the Board may determine; and (iii) prohibit the Company, with some exceptions, from entering into certain types of transactions, including a merger with, or sale of all or substantially all of the assets of the Company to, a "Related Person" unless approved by the holders of at least 70% of the outstanding Common Shares or by a majority of the directors who were elected before the person, entity or group became a Related Person. A Related Person, for this purpose, means a person, entity or group beneficially owning 5% or more of the outstanding Common Shares. Similarly, Subchapter F - Business Combinations - of the Pennsylvania BCL, which would continue to apply to the Company, would impose certain Board approval, shareholder approval and "fair price" requirements on certain mergers or business combinations with a person, entity or group beneficially owning 20% or more of the outstanding Common Shares.

   The four daughters of the late George E. Bartol III (who was a former Chairman of the Board, Chief Executive Officer, and principal shareholder of the Company), their spouses and children and trusts for their benefit hold substantial amounts of Common Shares which holdings, if added together, would substantially exceed the 20% threshold in Subchapter E. (See "Additional Information - Common Share Ownership by Certain Beneficial Owners and Management" appearing later in this proxy statement for information concerning the beneficial ownership of Common Shares by certain of the trusts for the benefit of the Bartol family and by those members of the Bartol family or their spouses who are directors of the Company.) Although the Bartol family holdings of Common Shares date back many years and do not trigger the provisions of Subchapter E, the amendment of the Company's Restated Articles of Incorporation electing not to be governed by Subchapter E could be of benefit to members of the Bartol family and related trusts in that it would make it easier for them, if they so desired, to sell their holdings of Common Shares to a buyer or group of buyers, possibly on terms which would not be available to other shareholders, since such buyer or buyers would not have to offer to purchase all other outstanding Common Shares for fair value, as required by Subchapter E.

   The Board has considered the advantages of the Company's ceasing to be subject to Subchapter E, as well as the possible protections which retaining Subchapter E might provide and has concluded, for the reasons discussed above, that the increased flexibility in pursuing possible strategic options that the Company would gain by electing not to be subject to Subchapter E is in the best interests of the Company and its shareholders and outweighs the possible protections which retaining Subchapter E might afford. Going forward, if it deems it appropriate, the Board may consider adopting other measures which would provide the Company with some additional protection against unfair or coercive takeovers, including, possibly, a shareholders' rights plan, or "poison pill," to replace the Company's Rights Plan which terminated on December 31, 2000. As of the date of this proxy statement, the Board has not approved any specific transaction which would constitute a control transaction within the meaning of Subchapter E, but as previously indicated, the Board continues to review and evaluate various strategic options.

   AS INDICATED ABOVE, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT OF THE RESTATED ARTICLES OF INCORPORATION ELECTING NOT TO BE SUBJECT TO SUBCHAPTER E. However, the Board also reserves the right, in its sole discretion, to terminate the amendment at any time before the amendment has been filed in the Pennsylvania Department of State and becomes effective, although the Board currently has no intention of terminating the amendment if it is approved by the Company's shareholders.

           3. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS


   The firm of PricewaterhouseCoopers LLP ("PwC") served as the Company's independent accountants for fiscal 2001 and has been selected by the Board to serve in the same capacity for fiscal 2002. The shareholders will be asked to ratify this appointment at the Meeting.

PwC Fees

   Audit Fees. During fiscal 2001, the Company paid or accrued approximately $628,000 for professional services rendered by PwC in connection with their audit of the Company's annual consolidated financial statements for fiscal 2001, and with their quarterly reviews of the Company's condensed, consolidated financial statements included in the Company's Forms 10-Q for that year. Approximately $167,000 of this amount was related to services rendered in connection with the Company's 2001 sale of its commercial Graphics Products business.

   Financial Information Systems Design and Implementation Fees. There were no professional services rendered by PwC to the Company in fiscal 2001 relating to financial information systems design and implementation.

   All Other Fees. The Company paid or accrued approximately $361,000 for all other services rendered by PwC during fiscal 2001, including actuarial and special tax services, and audits of employee benefit plans. (See "Additional Information - Audit Committee Report" below.)

   A representative of PwC is expected to be present at the Meeting and will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

                                4. OTHER MATTERS

   The Board knows of no matters to be presented for action at the Annual Meeting, other than those set forth in the attached Notice and customary procedural matters. However, if any other matters should properly come before the Meeting or any adjournments thereof, the proxies solicited hereby will be voted on such matters, to the extent permitted by the rules of the SEC, in accordance with the judgment of the persons voting such proxies.

                             ADDITIONAL INFORMATION


Common Share Ownership by Certain Beneficial Owners and Management

   The following table sets forth, as of February 1, 2002, certain information concerning the beneficial ownership of Common Shares by: (i) each person who is known by the Company to be the beneficial owner of more than 5% of such shares, (ii) each director and nominee for director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation table appearing later in this proxy statement, and (iv) all directors and executive officers of the Company as a group. Such information generally is based upon information provided to the Company by such persons.


                                                                       Common Shares                 Percent of
       Name of Beneficial Owner                                    Beneficially Owned(1)               Class(1)
       ------------------------                                    ---------------------             ----------
Richard J. Bove, Esq. ................................................   2,069,766(2)                     23.2
 Bove & Associates
 2000 Market Street, 6th Floor
 Philadelphia, PA 19103

Dimensional Fund Advisors, Inc. ......................................     858,700(3)                      9.6
 1299 Ocean Avenue,
 11th Floor
 Santa Monica, CA 09401

Reed Conner & Birdwell, Inc. .........................................     625,056(3)                      7.0
 11111 Santa Monica Boulevard, Suite 1700
 Los Angeles, CA 90025

                                                                       Common Shares                 Percent of
       Name of Beneficial Owner                                    Beneficially Owned(1)               Class(1)
       ------------------------                                    ---------------------             ----------
Paradigm Capital Management ..........................................     471,900(3)                      5.3
 410 Park Avenue, Suite 163
 New York, NY 10022

Dalton, Greiner, Hartman, Maher & Co. ................................     480,500(3)                      5.4
 565 Fifth Avenue, Suite 2101
 New York, NY 10017

Donald D. Belcher, director ..........................................      16,471(4)                        *

Ursula M. Burns, director ............................................       8,687(4)                        *

Jack Farber, director ................................................      29,631(4)                        *

William F. Hamilton, director ........................................      15,303(4)                        *

Mary R. (Nina) Henderson, director ...................................      16,071(4)                        *

Bradley P. Johnson, director and executive officer ...................      50,000(5)                        *

Gordon A. MacInnes, director .........................................     603,387(4)(6)                   6.8

Robert H. Rock, director .............................................      15,971(4)                        *

Donald L. Thompson, director and executive officer ...................     494,783(7)                      5.3

Victoria B. Vallely, director ........................................     114,404(4)(8)                   1.3

John W. Carney, executive officer ....................................      82,041(9)                        *

William E. Chandler, executive officer ...............................     168,329(10)                     1.9

James P. Machut, executive officer ...................................      27,725(11)                       *

W. Ernest Precious, former executive officer .........................      20,428                           *

All current directors and executive officers as a group
 (15 persons) ....................... ................................   1,728,572(12)                    17.7

---------------
*Less than 1%

 (1) Except as otherwise indicated, the beneficial ownership of Common Shares reflected in this proxy statement is based upon sole voting and dispositive power with respect to such shares. Further, for the purposes of computing beneficial ownership and the percent of class of an individual, Common Shares which the individual has the right, upon exercise of options, vesting of stock grants, and in certain other circumstances, to acquire within 60 days, are deemed to be outstanding and beneficially owned by the person.

 (2) Represents shares held by Mr. Bove as sole trustee under four separate irrevocable trusts established by the late George E. Bartol III (a former Chairman of the Board, Chief Executive Officer, and principal shareholder of the Company), one trust for the benefit of each of Mr. Bartol's four adult daughters.

 (3) According to information set forth in its Schedule 13D or Schedule 13G filed with the SEC, this entity is a registered investment adviser.

 (4) Includes for the following named individual, the following number of shares which he or she has the right to acquire by exercise of stock options under the non-employee director stock option and compensation plans: each of Messrs. Farber, Hamilton, MacInnes, and Rock, Ms. Henderson and Mrs. Vallely -- 10,000 shares; Mr. Belcher -- 9,000 shares; and Ms. Burns - 4,000 shares.

 (5) Represents shares which Mr. Johnson has the right to acquire by exercise of stock options.

 (6) Includes 532,293 shares as to which Mr. MacInnes has shared voting and dispositive power as co-trustee (with Katherine B. Stenson-Lunt) of an irrevocable trust established by the late George E. Bartol III for the benefit of his grandchildren, and 49,686 shares held by Mr. MacInnes as custodian for his children. Does not include 159,840 shares beneficially owned by Mr. MacInnes' wife, the beneficial ownership of which shares is disclaimed by Mr. MacInnes. Mrs. Stenson-Lunt and Mrs. MacInnes are daughters of the late George E. Bartol III.

 (7) Includes 487,783 shares which Mr. Thompson has the right to acquire by exercise of stock options.

 (8) Includes 19,224 shares held jointly with her husband. Does not include an aggregate of 44,057 shares held by her husband as trustee or custodian for their children, the beneficial ownership of which shares is disclaimed by Ms. Vallely.

 (9) Includes 77,627 shares which Mr. Carney has the right to acquire by exercise of stock options. Does not include 9,000 shares held for his account in the Company's Supplemental Executive Benefits Plan.

(10) Includes 102,845 shares which Mr. Chandler has the right to acquire by exercise of stock options.

(11) Includes 26,600 shares which Mr. Machut has the right to acquire by exercise of stock options.

(12) Includes an aggregate of 880,035 shares which certain directors and current executive officers have the right to acquire by exercise of stock options. Does not include shares which are excluded in the notes above.

                             Audit Committee Report
                                  Fiscal 2001


   The Audit Committee of the Board of Directors (the "Committee") makes recommendations to the Board concerning the engagement, retention, and discharge of independent accountants; reviews with members of the Company's management and internal auditors and with the Company's independent accountants the plans and results of the auditing engagement, the Company's financial statements, and the adequacy of the Company's system of internal accounting controls; and directs any investigations into matters within the scope of the foregoing duties. The Committee is composed of three non-employee directors, who have been determined by the Board to be independent and, collectively, to possess the financial literacy and experience required by New York Stock Exchange rules. The Committee operates under a written Audit Committee Charter adopted and approved by the Board. The Charter is reviewed at least annually by the Committee, and at the recommendation of the Committee, the Charter was recently amended by the Board. A copy of the amended Charter is attached as an appendix to this proxy statement.

   Management is responsible for the preparation, integrity, and objectivity of the Company's financial statements, and the Company's independent accountants are responsible for auditing those financial statements. The Committee's responsibility is to oversee these processes. However, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent accountants' work.

   In this context, the Committee held five meetings during fiscal 2001 and among other things:

   o Reviewed and discussed the fiscal 2001 audited financial statements and accounting principles, as well as other matters with the Company's management, internal auditors, and its independent accountants, PwC.

   o Discussed with PwC matters required to be discussed under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

   o Discussed with the Company's independent accountants their independence from the Company and received from the independent accountants the written disclosures and the letter required by Independence Standards Board Standard No. 1. When considering PwC's independence, the Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's financial statements was compatible with maintaining their independence. The Committee also reviewed, among other things, the amount of fees paid to PwC for audit and non-audit services.

   Based on these reviews, meetings, discussions, and reports, and subject to the limitations on the Committee's role and responsibilities referred to above and as outlined in the Audit Committee Charter, the Committee recommended to the Board that the Company's audited consolidated financial statements for fiscal 2001 be included in the Company's Annual Report on Form 10-K filed with the SEC. The Committee has also recommended the selection of the Company's independent accountants, and based on that recommendation, the Board has selected PwC as the Company's independent accountants for fiscal 2002, subject to shareholder ratification.

February 13, 2002                          Audit Committee:
                                             Jack Farber, Chairman
                                             William F. Hamilton
                                             Gordon A. MacInnes

                             Executive Compensation
      Compensation Committee Fiscal 2001 Report on Executive Compensation
                       and Report on Repricing of Options


   The Company's Compensation Committee (the "Committee") is composed of three outside directors, none of whom has ever been an employee of the Company or any of its subsidiaries. The Committee makes recommendations to the full Board regarding the adoption, extension, amendment, and termination of the Company's compensation plans and also administers certain of these plans. The Committee also reviews, in conjunction with Donald L. Thompson, the Company's Chairman and Chief Executive Officer (the "CEO"), the performance of other executive officers and establishes the salaries of the CEO and other executive officers (subject to the terms of any employment agreements). The Committee has provided the following report on executive compensation.

   The Committee has been guided by the following executive compensation philosophy of the Company:

   1. Align the interest of shareholders and management through a compensation program that provides a substantial proportion of executive officers' total compensation in the form of Company shares and options.

   2. Make a significant portion of total compensation for executive officers contingent upon the attainment of demanding performance goals that support growth in the Company's share value over time.

   3. Balance the objectives of short-term earnings increases and investment in the long-term financial health of the Company with an incentive compensation program that rewards improved profit performance with annual cash bonuses and stimulates a long-term perspective through the granting of options to purchase Common Shares of the Company.

   4. Enable the Company to attract and retain superior management by providing a very competitive total compensation package.

   Executive compensation consists primarily of three components: base salary, incentive compensation, and stock option/stock grants.

Base Salary

   The Company's policy generally has been to set base salaries for each executive officer position at a level up to the fiftieth percentile when compared to compensation survey data available for equivalent positions with other industrial, bonus-paying employers. If performance objectives for annual incentive and long-term goals are met, total direct compensation may reach the seventy-fifth percentile of compensation for equivalent positions with other industrial employers of comparable size. The Company uses compensation studies, surveys, and outside consultants to monitor the Company's competitive executive compensation position and to recommend salary ranges and compensation changes to the Committee. These studies may include but are not limited to the peer group of companies used for the Shareholder Return Performance Graph herein.

   The performance reviews of the executive officers other than the CEO are conducted by the CEO, and the results of such reviews are reported to the Committee by the CEO. The performance of the CEO is reviewed by the Committee and the Board. The Committee adjusts executive officers' salaries with input from the CEO based on the quality of their individual performance and the relationship of their salary to their established salary range. Merit increases in the form of a one-time payment (as distinct from the annual bonuses) are granted under certain circumstances; however, no such merit increases were granted during fiscal 2001.

   The base salary of the CEO was originally set by his 1996 employment agreement at a minimum of $450,000 per year, subject to possible upward adjustment. The CEO base salary subsequently was raised to $472,500 per year in fiscal 2000, but the CEO received no increase in fiscal 2001. Adjustments to the base salary of the CEO have been and are governed by the same factors as other executive officers but also specifically take into account the Company's current financial performance (as measured by earnings, balance sheet strength, and overall financial soundness) and the extent to which the CEO has been successful in establishing a vision and strategic plan for the Company and implementing that plan over time. The Committee also considers the CEO's leadership in setting high standards for financial performance, motivating management colleagues, and representing the Company and its values to internal and external constituencies. These factors are largely subjective in nature and are not specifically weighted.

   At the end of fiscal 2001, the Company and Donald L. Thompson entered into an agreement providing for Mr. Thompson to relinquish his Chief Executive Officer position around mid-year 2002 and to step down as Chairman around the end of fiscal 2002, and for his compensation and benefits during the remainder of his term of employment with the Company and his severance compensation and benefits thereafter. See "Employment and Severance Agreements and Arrangements" later in this proxy statement. The Committee recommended, and the Board approved, this agreement as part of a planned implementation of an orderly executive leadership transition to a smaller executive management structure more in keeping with the reduced size and complexity of the Company's business following the sale of its commercial Graphics Products business in October 2001.

Incentive Compensation

   The Company's cash incentive compensation program as in effect during fiscal 2001 had only an annual component. Under the annual program, cash bonuses are based on achievement of a specific corporate earnings per share threshold which was established by the Committee with reference to the Company's prior year's results and management's budget for the 2001 fiscal year, achievement of specific business unit revenue and operating margin, and achievement of certain objectives for each individual executive. The maximum potential annual cash bonus award for executive officers, including the CEO, for fiscal 2001 was up to 100% of base salary. However, no annual cash bonus was earned by or paid to the CEO or any of the executive officers for fiscal 2001.

Stock Options/Stock Grants

   The Company's 1993 Stock Option and Stock Grant Plan (the "1993 Plan") provides for grants by the Compensation Committee of incentive and/or non-qualified stock options, as well as grants of stock, to executive officers and others, thus tying a portion of executive compensation directly to the performance of the Company stock. The exercise price of the stock options under the Plan (and predecessor option plans) may not be less than 100% of the fair market value of the Company's stock on the date of grant. Stocks options become exercisable at least one year (usual practice has been two years) from the date of grant, subject to possible acceleration in certain circumstances, and usually expire ten years following the date of grant. Executive officers typically have been granted stock options each year for a number of shares, the market value of which shares on the date of grant has been in a range of 75% to 125% of the executive officer's base salary. However, in fiscal 1997, the Committee granted three years' worth of options to executive officers, other than the CEO (which were intended to be largely in lieu of grants to them during the next three fiscal years), in order to compensate the executive officers for their efforts related to the Company's restructuring and as part of the Committee's intention to have a greater portion of executive officers' total compensation be based on stock options. In fiscal 2001, the Committee elected to grant options to only one executive officer (Mr. Johnson), as reflected in the "Option/SAR Grants in Fiscal 2001" table appearing later in this proxy statement. The Committee resumed granting options to executive officers generally in early fiscal 2002.

   The Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code), which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000. While reserving the right of the Company to offer such compensation arrangements as may be from time-to-time necessary to attract and retain top-quality management, the Compensation Committee intends generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m) of the Code.

Report on Repricing of Options and Retention and Incentive Program

   As previously reported in the Company's proxy statement for its 2001 Annual Meeting, the Compensation Committee in early fiscal 2001 approved a retention and incentive program for the Company's then six executive officers (other than Donald L. Thompson, the CEO) and for two other non-executive officers. Pursuant to this program, the Committee made a total of 149,380 stock grants, of which 82,639 stock grants were made to the five

"Named Officers" (other than the CEO) listed in the Summary Compensation Table which follows this Compensation Committee Report. The numbers and values of the stock grants received by each such Named Officer are set forth in the "Restricted Stock Awards" column of that Table and note 3 thereto. These stock grants vest in five years, subject to earlier vesting if specified profit before taxes levels are attained by the Company, and in certain other circumstances, including a change in control of the Company. Further, the change in control agreements of the participants were amended, primarily to provide for lump sum rather than installment payouts of compensation in the event of specified terminations of their employment following a change in control of the Company.

   Four of the Named Officers receiving the stock grants, Messrs. Chandler, Carney, Machut, and Precious, also agreed to return to the Company for cancellation an aggregate of 365,000 stock options with exercise prices of $18.625 per share expiring in April 2007. The mean price of the Company's shares on the New York Stock Exchange on the date of the stock grants was $5.065 per share. The numbers of stock options returned by such Named Officers (as well as information concerning the numbers of stock grants received, and stock options returned, by other executive officers) is set forth under "Ten-Year Option Repricings" appearing later in this proxy statement. This Repricing of Options Report and the Ten-Year Option Repricings information is included in this proxy statement because the making of these stock grants to such Named Officers and other executive officers, coupled with the return (cancellation) of stock options by them, may constitute a "repricing of options" under SEC proxy disclosure regulations, even though there was no actual amendment or adjustment to the price of the returned options or other options held by such persons.

   The Compensation Committee believed at the time the retention and incentive program was approved that it was essential in order to provide incentive to the executive and other officer participants who were important to the Company's efforts to improve its performance and increase shareholder value.

February 19, 2002                   Compensation Committee:
                                       Robert H. Rock, Chairman
                                       Ursula M. Burns
                                       Mary R. (Nina) Henderson

Summary Compensation Table

   The following table sets forth certain information concerning the annual and long-term compensation paid or accrued to: (i) the Company's Chief Executive Officer and (ii) the Company's four most highly compensated other executive officers and one former executive officer whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Officers") for services rendered to the Company and its subsidiaries during fiscal years 2001, 2000, and 1999:


                                                              Annual Compensation               Long-Term Compensation Awards
                                                      ----------------------------------    ------------------------------------
                                                                                  Other                   Securities   All Other
                                                                                  Annual    Restricted    Underlying    Compen-
                       Name and                                         Bonus    Compen-       Stock       Options/      sation
                Principal Position(1)                 Year    Salary     (2)      sation     Awards(3)     SARs(4)        (5)
---------------------------------------------------   ----   -------    ------   -------    ----------    ----------   ---------
                                                               ($)       ($)       ($)          ($)          (#)          ($)
                                                             -------------------------------------------------------------------
Donald L. Thompson                                    2001   472,500      -         -            -            -        1,382,958(6)
Chairman, President and                               2000   472,500      -         -            -         205,000         9,858
Chief Executive Officer                               1999   450,000      -         -            -            -            7,637

William E. Chandler                                   2001   242,207      -       82,292(7)   113,919         -          248,160(8)
Senior Vice President,                                2000   236,477      -         -            -          19,300         4,542
Finance; Chief Financial                              1999   225,216    25,000      -            -            -            4,014
Officer and Secretary

Bradley P. Johnson                                    2001   255,431      -         -         241,638       20,000         3,794
Senior Vice President                                 2000   215,577      -       69,011(9)      -          20,000         3,755
                                                      1999   120,577    25,000    14,894(9)                 30,000         1,762

John W. Carney                                        2001   190,731      -         -          91,529         -            3,231
Vice President,                                       2000   190,000      -         -            -          16,300         3,150
Chief Administrative Officer                          1999   190,000    19,000      -            -            -            2,978

James P. Machut                                       2001   211,825      -         -          94,082         -          218,449(8)
Vice President, Operations/                           2000   195,300      -         -            -          16,000         3,447
Supply Chain Logistics                                1999   186,000    18,600      -            -            -            3,102

W. Ernest Precious                                    2001   216,188      -         -         103,749         -          223,408(10)
Former Executive Vice                                 2000   215,359      -         -            -          15,000         3,784
President                                             1999   215,359    21,967      -            -            -            3,882

---------------

 (1) The positions indicated are those held by the Named Officers for most or all of fiscal 2001. As part of an orderly leadership transition to a smaller executive management structure more in keeping with the reduced size and complexity of the Company's business following the sale of its commercial Graphics Products business in October 2001, a number of changes in positions of the Named Officers have been or are being made. See notes 6, 8, and 10 below. Dennis S. Pizzica, Vice President and Treasurer of the Company, assumed Mr. Chandler's positions as Chief Financial Officer and Secretary, effective March 1, 2002.

 (2) Represents annual bonuses awarded under the Company's annual Incentive Compensation Program for the respective fiscal years, unless otherwise indicated. No bonus was earned under that program in fiscal 2001, 2000, and 1999. However, the Board authorized a discretionary special cash award for fiscal 1999 payable to employees and executive officers, other than Mr. Thompson, in recognition of the successful implementation of the Company's restructuring plan in fiscal 1999.

 (3) Represents the value of stock grants for Common Shares awarded under the 1993 Stock Option and Stock Grant Plan based upon the market price per Common Share on the date of grant of $4.88. Stock grants were awarded on January 2, 2001 to the following executive officers for the following amounts of Common Shares: Mr. Chandler - 23,344; Mr. Johnson - 49,516; Mr. Carney - 18,756; Mr. Machut - 19,279; and Mr. Precious - 21,260. The stock grants, which require no payment by the recipient, vest in five years, subject to earlier vesting if specified profit before taxes levels are attained by the Company, and in certain other circumstances, including a change in control of the Company, and earn dividends at the rate of the Company's Common Shares. As of December 2, 2001, the stock grants of the Named Officers were valued as follows: Mr. Chandler - $152,903; Mr. Johnson
     - $324,330; Mr. Carney - $122,852; Mr. Machut - $126,277; and Mr. Precious
     - $139,253.

 (4) Represents shares underlying stock options granted during the specified year unless otherwise indicated. See "Ten-Year Option/SAR Repricing" table below.

 (5) Includes contributions made by the Company under its 401(k) Savings Plan, its Supplemental Executive Benefits Plan (see "Pension Plans" below) and premiums paid by the Company for group term life insurance coverage, unless otherwise indicated. Does not include contributions made by the Company with respect to the Pension Plan.

 (6) Mr. Thompson plans to relinquish his Chief Executive Officer position around mid-year 2002 and to continue as Chairman of the Board until around the end of the fiscal year. The amount reflected for him under "All Other Compensation" includes $1,372,159 accrued in fiscal 2001 in connection with his separation arrangements. (See "Employment and Severance Agreements and Arrangements" below.)

 (7) Represents the fair market value of 12,000 shares distributed from the Supplemental Executive Benefits Plan to Mr. Chandler.

 (8) Messrs. Chandler and Machut separated from the Company as executive officers effective March 1, 2002. The amounts reflected for them under "All Other Compensation" include $243,571 and $214,830, respectively, accrued in fiscal 2001 in connection with their respective separation arrangements. (See "Employment and Severance Agreements and Arrangements" below.)

 (9) Includes reimbursement for relocation and moving expenses.

(10) Mr. Precious separated from the Company as an executive officer effective October 1, 2001. The amount reflected for him under "All Other Compensation" includes amounts paid and accrued of $220,328 in connection with his separation arrangements. (See "Employment and Severance Agreements and Arrangements" below.)

Stock Option/SAR Grants, Exercises, and Holdings

   The following tables set forth certain information concerning stock options granted to and exercised by the Named Officers during fiscal 2001 and unexercised stock options held by them at the end of fiscal 2001. No SARs were granted in fiscal 2001.

                        Option/SAR Grants in Fiscal 2001


                                                         Individual Grants
-----------------------------------------------------------------------------------------------------------------------------------
                                                      Number of    Percentage of                                            Option
                                                       Shares      Total Options   Exercise      Market                     Grant
                                                     Underlying     Granted to      or Base     Price at                     Date
                                                       Options     Employees in      Price     Grant Date    Expiration   Value (2)
                       Name                          Granted(1)     Fiscal 2001     ($/sh)       ($/sh)       Date(1)        ($)
-----------------------------------------------------------------------------------------------------------------------------------
Donald L. Thompson ...............................        -              -             -            -            -            -
William E. Chandler ..............................        -              -             -            -            -            -
Bradley P. Johnson ...............................     20,000           9%           $4.00        $4.00       12/20/10      12,536
John W. Carney ...................................        -              -             -            -            -            -
James P. Machut ..................................        -              -             -            -            -            -
W. Ernest Precious ...............................        -              -             -            -            -            -

---------------

(1) All options were granted at fair market value under the Company's 1993 Stock Option and Stock Grant Plan. All options reflected in this table were granted on December 20, 2000 and become exercisable two years from the date of grant. All options are subject to possible acceleration and early termination in certain circumstances.

(2) Based on the modified Black-Scholes extended binomial option valuation model adapted for use in valuing executive stock options. The estimated value under this model assumes: (i) an expected option term equal to the vesting period plus two years, which represents the assumed average period from grant date of option to their exercise date, (ii) an interest rate that represents the interest term on a U.S. Treasury bond with a maturity date corresponding to that of the adjusted option term, (iii) volatility calculated using monthly stock prices for the three years prior to the grant date, and (iv) dividends at a rate of 9.95% based on the average dividends paid over the ten-year period prior to the grant date. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Accordingly, there is no assurance the value realized will be at or near the value estimated by the model.

                 Aggregate Option/SAR Exercises in Fiscal 2001
                     and Fiscal Year-End Option/SAR Values


                                                                              Number of Shares             Value of Unexercised
                                                                           Underlying Unexercised        In-the-Money Options/SARs
                                                 Shares                    Options/SARs at FY-End              At FY-End(2)
                                              Acquired on     Value      ---------------------------    ---------------------------
                   Name                       Exercise(1)    Realized   Exercisable    Unexercisable    Exercisable   Unexercisable
                                                  (#)          ($)          (#)             (#)             ($)            ($)
-----------------------------------------------------------------------------------------------------------------------------------
Donald L. Thompson ........................        -            -         487,783            -               -              -
William E. Chandler .......................        -            -         102,845            -               -              -
Bradley P. Johnson ........................        -            -          50,000          20,000            -           $51,000
John W. Carney ............................        -            -          77,627            -               -              -
James P. Machut ...........................        -            -          26,600            -               -              -
W. Ernest Precious ........................        -            -            -               -               -              -

---------------

(1) The information presented in this table is with respect to options, unless otherwise noted. All options reflected in this table were granted at fair market value under the Company's 1983 or 1993 Stock Option and Stock Grant Plans.

(2) The value of options is calculated by subtracting the exercise price from the fair market value of the Common Shares underlying the options at December 2, 2001.

Repricing of Options/SARs

   The following table sets forth certain information concerning what may be deemed to be the repricing, under SEC proxy disclosure regulations, of stock options held by executive officers of the Company. All such repricings occurred in fiscal 2001, and to the best knowledge of the Company, there have not been any other repricings of executives' options by the Company during its last ten completed fiscal years.

                        Ten-Year Option/SAR Repricing(1)


                                                             Number of                                                   Length of
                                                             securities                                                  Original
                                                             underlying    Market Price       Exercise                  Option Term
                                                            options/SARs    of Stock at    Price at Time      New      Remaining at
                                                            Repriced or       Time of       of Repricing    Exercise      Date of
                                                              Amended      Repricing or     or Amendment     Price     Repricing or
                     Name                          Date         (#)          Amendment          ($)           ($)        Amendment
-----------------------------------------------------------------------------------------------------------------------------------
William E. Chandler ...........................   1/2/01      124,000          $4.88          $18.625          -         64 months
John W. Carney ................................   1/2/01       89,000          $4.88          $18.625          -         64 months
James P. Machut ...............................   1/2/01       28,000          $4.88          $18.625          -         64 months
Eugene A. Stiefel .............................   1/2/01       89,000          $4.88          $18.625          -         64 months
W. Ernest Precious ............................   1/2/01      124,000          $4.88          $18.625          -         64 months

---------------

(1) The "repricing" reflected in the above table consisted of the making by the Company to the named individuals of stock grants vesting in five years, subject to earlier vesting in certain circumstances, and the relinquishment (cancellation) by such individuals of the indicated number of stock options held by them, all of which were granted under the Company's 1993 Stock Option and Stock Grant Plan. See "Compensation Committee Fiscal 2001 Report on Executive Compensation and Report on Repricing of Options" and note 3 to the Summary Compensation Table appearing earlier in this proxy statement for further information concerning this matter.

Pension Plans

   The following table sets forth the estimated annual retirement benefits payable under the Company's Pension Plan and the retirement benefits portion of the Supplemental Executive Benefits Plan (the "Supplemental Plan") to participants in both Plans, assuming they retired at age 65 in fiscal 2002 with the indicated levels of compensation and years of benefit service:

                                                         Years of Service
                          -------------------------------------------------------------------------------
           Remun-
           eration           10         15          20         25          30          35      40 or More
           -------           --         --          --         --          --          --      ----------
          $100,000        $ 20,000   $ 30,000    $ 40,000   $ 50,000    $ 55,000    $ 60,000    $ 60,000
           150,000        $ 30,000   $ 45,000    $ 60,000   $ 75,000    $ 82,500    $ 90,000    $ 90,000
           200,000        $ 40,000   $ 60,000    $ 80,000   $100,000    $110,000    $120,000    $120,000
           250,000        $ 50,000   $ 75,000    $100,000   $125,000    $137,500    $150,000    $150,000
           300,000        $ 60,000   $ 90,000    $120,000   $150,000    $165,000    $180,000    $180,000
           350,000        $ 70,000   $105,000    $140,000   $175,000    $192,500    $210,000    $210,000
           400,000        $ 80,000   $120,000    $160,000   $200,000    $220,000    $240,000    $240,000
           450,000        $ 90,000   $135,000    $180,000   $225,000    $247,500    $270,000    $270,000
           500,000        $100,000   $150,000    $200,000   $250,000    $275,000    $300,000    $300,000
           550,000        $110,000   $165,000    $220,000   $275,000    $302,500    $330,000    $330,000
           600,000        $120,000   $180,000    $240,000   $300,000    $330,000    $360,000    $360,000
           650,000        $130,000   $195,000    $260,000   $325,000    $357,000    $390,000    $390,000
           700,000        $140,000   $210,000    $280,000   $350,000    $385,000    $420,000    $420,000
           750,000        $150,000   $225,000    $300,000   $375,000    $412,000    $450,000    $450,000
           800,000        $160,000   $240,000    $320,000   $400,000    $440,000    $480,000    $480,000

--------------------
(1) Benefits shall be paid under the Supplemental Plan to the extent not payable under the Pension Plan.

   As used in the above table, the term "Remuneration" means covered compensation (as defined below) averaged over a participant's highest five consecutive calendar years out of the last ten calendar years of employment, or if the participant has been employed fewer than five years, the average over the total months of employment. Covered compensation essentially means wages or salary, bonus, salary reductions elected under the Company's Savings Plans, and any cash awards under the Company's 1988 Long-Term Incentive Compensation Plan (which terminated in 1996), except that, for the purposes of determining Remuneration under the Pension Plan, but not the Supplemental Plan, only covered compensation not in excess of limitations imposed by the Internal Revenue Code ($170,000 for the Plan year which began October 1, 2001) may be taken into account. The covered compensation of the Named Officers for fiscal 2001 was as follows: Mr. Thompson - $480,174; Mr. Chandler - $246,031; Mr. Carney - $193,661; Mr. Johnson - $259,225; Mr. Machut - $215,091; and Mr.
Precious - $218,714.

   The approximate present years of benefit service for the Named Officers are as follows: Mr. Thompson - 6 years; Mr. Chandler - 9 years; Mr. Carney - 17 years; Mr. Johnson - 3 years; Mr. Machut - 9 years; and Mr. Precious - 24 years. For purposes of calculating benefits, a participant may not be credited with more than 40 years of service under the Pension Plan or 35 years of service under the retirement benefits portion of the Supplemental Plan.

   Retirement benefits shown in the above table have been computed on a single-life annuity basis and are not subject to any deduction for Social Security or other offset amount.

   The Pension Plan generally covers employees (including executive officers but excluding certain non-resident aliens) who are not covered by a collective bargaining agreement. The Supplemental Plan provides supplemental benefits only to executive officers and other officers. The Supplemental Plan has an elective salary deferral feature with a Company matching contribution of 25% of an officer's elective deferral but not to exceed 6% of the officer's compensation. The Company made matching contributions to this portion of the Supplemental Plan for the Named Officers of $21,084 in fiscal 2001. In addition, the Company makes basic contributions equal to the amount that would have been contributed under the Hunt Corporation Savings Plan but for the $170,000 limit previously discussed. In fiscal 2001, this amount totaled $4,796 for all of the Named Officers.

Employment and Severance Agreements and Arrangements

In connection with his hiring as Chairman and Chief Executive Officer by the Company in 1996, Donald L. Thompson and the Company entered into an employment agreement for an initial term ending May 31, 1998 and to continue thereafter from year to year until Mr. Thompson reached the age of 65 or until earlier terminated by either party. The agreement provided for an initial annual base salary of $450,000 (subject to periodic review and possible increase by the Compensation Committee), plus an annual bonus under the Company's incentive compensation program of up to a maximum of 100% of base salary. Pursuant to the agreement, Mr. Thompson was granted at the time his employment commenced stock options for 175,000 Common Shares, and 175,000 shares of phantom stock/ SARs. He also is entitled to receive additional annual option grants of a value of up to 2 1/2% of his base salary under some circumstances. The agreement further entitles him to participate in most of the Company's benefit plans and programs for executives.

   Mr. Thompson's agreement was amended during fiscal 2000 at the request of the Compensation Committee in order to avoid a potential adverse accounting impact which Mr. Thompson's phantom stock/SARs might have had on the Company's future earnings. As a result of this amendment, his 175,000 phantom stock/SARs (which were fully vested) were replaced by a deferred cash account with an opening balance equal to the then value of his phantom stock/SARs, which was the fair market value of a Common Share at the time of the fiscal 2000 amendment ($9.6875) multiplied by 175,000, the number of his phantom stock/ SARs. Prior to Mr. Thompson's termination of employment, the amount in this deferred cash account will be decreased by $175,000 for each $1.00 decline in the price of the Company's Common Shares below such $9.6875 stock value and will be subsequently increased by $175,000 for each $1.00 increase in the price of the Company's Common Shares up to, but not in excess of, such $9.6875 stock value. Thus, the amount of Mr. Thompson's deferred cash account is effectively capped at the value of his phantom shares/SARs at the time of the fiscal 2000 amendment. Mr. Thompson will, however, continue to be credited with dividend amounts as if he were still credited with 175,000 phantom shares/SARs. At the time of this amendment of Mr. Thompson's agreement, he also was granted an option to purchase 175,000 Common Shares at fair market value, which was $9.6875 per share.

   As publicly announced by the Company, following the sale of its commercial Graphics Products business in October 2001, the Company has embarked upon a planned, orderly executive leadership transition to a smaller executive management structure more in keeping with the reduced size and complexity of the Company's remaining business. As part of this transition, the Company entered into a transition and severance agreement providing for Mr. Thompson to step down as Chief Executive Officer of the Company around mid-year 2002 and as Chairman around the end of fiscal 2002. This agreement (which amends Mr. Thompson's employment agreement in certain respects) provides, among other things, for payment of his base salary as severance for 30 months following termination of his employment with the Company (the "Severance Period"); full annual incentive pay, if earned, for fiscal 2001; payments for fiscal 2003 and 2004 equal to the average annual incentive pay, if any, received by him from the Company with respect to fiscal years prior to fiscal 2003; and continuation of certain benefits for the Severance Period.

   The Company generally does not have formal employment agreements with its executive officers. However, since 1990 the Company has had change in control agreements with executive officers, as well as other officers and certain key employees. Under the agreements currently in effect with executive officers, in the event of a change in control (as defined in the agreements) of the Company, occurring on or before December 31, 2004, the agreements would become effective and would provide for the executive officers' continued employment by the Company, generally for a period of two years following the change in control and generally at not less than their recent compensation and benefit levels. If within such two-year period an executive officer's employment is terminated by the Company without cause or if such executive officer resigns in certain specified circumstances, then the executive officer generally is entitled to the payment of a severance allowance equal to approximately twice his or her recent annual cash compensation level (including cash amounts earned under incentive compensation plans) and to the continuation of life and health insurance plans and certain other benefits for up to two years following such termination of employment. Under certain circumstances, a party to the change in control agreement whose employment with the Company terminates prior to an actual change in control also may be entitled to receive payments and benefits under the agreement. During fiscal 2001, as part of the retention and incentive program approved by the Compensation Committee, the change in control agreements of the Named Officers participating in the program were amended, primarily to provide for lump sum rather than installment payouts of compensation in the event of specified terminations of their employment following a change in control of the Company. See "Compensation Committee Fiscal 2002 Report on Executive Committee and
Report on Repricing of Options" earlier in this proxy statement. Mr. Thompson does not have a separate change in control agreement, but his employment agreement contains provisions generally similar to those described above but with a severance allowance equal to approximately three times his highest annualized base salary and his average annual incentive compensation, and with continuation of certain benefits for up to three years.

   The Company also currently has a severance policy covering executive officers and certain other officers. Under this plan, executive officers who are not covered by employment agreements may be entitled, subject to certain conditions, to continue to receive their base salaries, plus medical, life insurance, and certain other benefits, for varying periods up to 24 months following termination or their employment with the Company other than by reason of voluntary resignation, retirement, death, disability, or cause. However, to the extent termination benefits under the change in control agreements described above are payable to an executive officer, such benefits reduce any salary continuation benefits to which the executive officer would be entitled under this severance plan.

   Following the sale of the Company's commercial Graphics Products business to Neschen AG in October 2001, W. Ernest Precious separated from the Company as an executive officer of the Company and became President of Seal Graphics Americas Corporation, Neschen's primary U.S. subsidiary. In recognition of his contribution to the Company and generally consistent with the Company's severance policy for executive officers, the Company awarded him severance equal to one year's base salary.

   Messrs. Chandler and Machut, who are separating from the Company also will be receiving compensation and benefits generally consistent with the Company's severance policy. See "Summary Compensation Table" and related notes appearing earlier in this proxy statement.

   The Company has an agreement with Mr. Johnson under which he is deemed to have five years of benefit service and five years of vesting service under the Pension Plan and Supplemental Executive Benefits Plan in the event of a change in control of the Company prior to his normal pension vesting date. The Company also has entered into a supplemental deferred compensation agreement with Mr. Carney providing for enhancement of his pension benefit so that the total qualified and nonqualified pension payable to him in the form of a joint and 50% survivor annuity with his spouse will equal 60% of his average compensation (as defined under the Supplemental Executive Benefits Plan) upon his separation from service on or after the age of 62 or in the event of an earlier change in control of the Company.

   The stock grants and certain of the stock options held by the Named Officers also vest in whole or in part in the event of a change in control of the Company.

                      Shareholder Return Performance Graph


   The following graph and chart provide an indicator of cumulative total shareholder returns for the Company as compared with the Russell 2000 Index (the "Russell 2000") and a Peer Group Index.(1)



                               [graphic omitted]




                                                                                        Cumulative Total Return
                                                                    ---------------------------------------------------------------
                                                                   11/29/96    11/28/97   11/27/98    11/28/99    12/3/00   12/2/01
HUNT CORPORATION                                                    $100.00    $124.42     $ 76.00     $ 53.12    $ 25.85   $ 45.27
RUSSELL 2000                                                        $100.00    $124.34     $117.34     $135.71    $136.78   $139.96
PEER GROUP                                                          $100.00    $114.09     $114.18     $ 91.30    $ 50.74   $ 42.86


--------------------
   The above graph and chart assume that the value of the investment in Hunt Corporation, the Russell 2000 Index companies, and the Peer Group Index companies was $100 on November 29, 1996 and that all dividends were reinvested. The performance as reported above provides no assurances that this performance will continue in the future.

--------------------
(1) The Peer Group is comprised of A.T. Cross Company; Dixon Ticonderoga Company; Paris Corporation; Fibermark, Inc.; General Binding Corporation; Nashua Corporation; and Workflow Management, Inc. Although none of the companies in the Peer Group is directly comparable with the Company in terms of all businesses engaged in, there are similarities in respect to certain products offered, specific lines of business and/or channels of distribution. For purposes of the Peer Group Index, companies have been weighted based upon their relative market capitalizations as of the beginning of each period for which a return is indicated.

   The closing price of a Common Share of the Company on the New York Stock Exchange on December 2, 2001 was $6.55. On March 1, 2002, such closing price was $9.10.

            Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's Common Shares and certain other holders of such shares (collectively, "Covered Persons"), to file with the SEC and the New York Stock Exchange, within specified time periods, initial reports of ownership, and subsequent reports of changes in ownership, of Common Shares and other equity securities of the Company.

   Based solely upon the Company's reviews of copies of such reports furnished to it and upon representations of Covered Persons that no other reports were required, to the Company's knowledge all of the Section 16(a) reports required to be filed by Covered Persons were filed on a timely basis in fiscal 2001, except as follows: Bradley P. Johnson, director and executive officer of the Company and John Fanelli III, Vice President and Chief Accounting Officer of the Company, inadvertently were late in filing one Form 5 each with respect to their receipt of stock option grants under the Company's 1993 Stock Option and Stock Grant Plan.

                            Solicitation of Proxies

   The cost of soliciting the proxies will be paid by the Company. Directors, officers, and employees of the Company may solicit proxies in person or by mail, telephone, or telegraph, but no such person will be specially compensated for such expenses. The Company will request banks, brokers, and other nominees to forward proxy materials to beneficial owners of stock held of record by them and will reimburse them for their reasonable out-of-pocket expenses in so doing.

                             Shareholder Proposals

   In order to be eligible for inclusion in the Company's proxy materials for the 2003 Annual Meeting, shareholders' proposals to take action at such meeting must comply with applicable SEC rules and regulations, must be directed to the Secretary of the Company at its offices set forth on page 1 of this proxy statement, and must be received by the Company not later than November 2, 2002.

   In addition, the Company's By-laws require that in order for a shareholder of the Company to nominate a person or persons for election as a director of the Company and/or to make other proposals for action at any annual or special meeting of shareholders, specified advance written notice of such nomination or proposal must be given by such shareholder to the Secretary of the Company. Generally, such advance notice must be received by the Company, in the case of an Annual Meeting, not later than the close of business on the 90th calendar day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the previous year's Annual Meeting. The Company has received no such advance notices with respect to the 2002 Annual Meeting. The deadline for giving the specified advance written notice of such a nomination or proposal to be made at next year's Annual Meeting (the 2003 Annual Meeting) is December 17, 2002.

                                 Miscellaneous

   This proxy statement is being sent to shareholders enclosed in a document which also contains a letter to shareholders from the Chairman and Chief Executive Officer of the Company, the Company's 2001 Annual Report on Form 10-K, and certain other shareholder information. The letter to shareholders, the Form 10-K, and the other shareholder information, together constitute the Company's Annual Report to Shareholders and are not to be regarded as proxy solicitation material.

   The Company, upon request, will furnish to record and beneficial holders of its Common Shares, free of charge, a copy of its Annual Report on Form 10-K (including financial statements and schedules but without exhibits) for fiscal 2001. Copies of exhibits to the Form 10-K also will be furnished upon request and the payment of a reasonable fee. All requests should be directed to the Secretary of the Company at the offices of the Company set forth on page 1 of this proxy statement.

                                            By order of the Board of Directors,


                                            DENNIS S. PIZZICA, Secretary

March 1, 2002

                                    APPENDIX


                                HUNT CORPORATION
                            Audit Committee Charter
                         (As amended February 13, 2002)

Purpose

   The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") of Hunt Corporation (the "Company") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including the Company's systems of internal account and financial controls, the internal audit function and the annual independent audit of the Company's financial statements, and of the Company's legal compliance with the Company's Code of Conduct and other ethics programs and policies as may be established by management and/or the Board. The Committee also shall assist the Board in such other matters as may be appropriately delegated to the Committee by the Board from time to time.

   In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention and shall have full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts to assist the Committee in fulfilling its role. The Board and the Committee are in place to represent the Company's shareholders; accordingly, the independent auditors are ultimately accountable to the Board and the Committee.

   The Committee shall review the adequacy of its charter on an annual basis.

Composition

   The Committee shall consist of not less than three members of the Board, and the Committee's composition shall comply with the applicable rules and requirements of the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE") relating to audit committees.

   Accordingly, within the time frames mandated by the applicable rules and requirements of the SEC and NYSE, all of the members of the Committee shall be directors:

     1. who have no relationship that may interfere with the exercise of their independence from management and the Company; and

     2. who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee shall have accounting or related financial management expertise.

Responsibilities and Processes

   The Committee's role is one of oversight. The Committee and the Board recognize that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee and the Board recognize that the Company's financial management, including the Company's internal audit staff, as well as the independent auditors, have more time and knowledge and more detailed information concerning the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certificate as to the independent auditors' work.

   The following shall be the common recurring activities of the Committee in carrying out its oversight function. These activities are set forth as a guide, with the understanding that the Committee may diverge from this guide as it considers appropriate given the circumstances.

     o The Committee generally shall endeavor to help set the overall "tone" for quality financial reporting, sound business risk practices and ethical behavior by the Company.

     o The Committee shall review with management and the independent auditors prior to release to the public the audited financial statements to be included in the Company's annual report on Form 10-K (or in the annual report to shareholders if distributed prior to the filing of Form 10-K), and shall review and consider with the independent auditors the results of their audit and the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61.

     o The Committee shall review with management and the independent auditors prior to release to the public the Company's interim financial results to be included in the Company's quarterly reports on Form 10-Q, and shall review and consider with the independent auditors the matters required to be discussed by SAS No. 71.

     o The Committee shall review with management prior to release to the public: (i) the Company's quarterly and annual press releases reporting the Company's quarterly and annual financial results, as well as any other Company press releases reporting actual or anticipated financial results; and (ii) along with the Board, the Chairman's and/or President's letter to shareholders to be included in the Company's annual report to shareholders.

     o The Committee shall review with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the quality, adequacy and appropriateness of the accounting principles and estimates used or proposed to be used by the Company.

     o The Committee shall: (i) request from the independent auditors annually a formal written statement delineating all relationships between such auditors and the Company consistent with Independence Standards Board Standard No. 1; (ii) discuss with the independent auditors any such disclosed relationships and their impact on the independent auditors' independence; and (iii) recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the independent auditors' independence.

     o The Committee shall review with the independent auditors the scope of their annual audit and their fees for audit and non-audit services.

     o The Committee (and the Board) shall have the ultimate authority and responsibility to select (or nominate for shareholder approval), evaluate and, where appropriate, replace the independent auditors.

     o The Committee shall review with management, the internal auditors and the independent auditors the effectiveness of the Company's internal audit function, including the adequacy of the Internal Audit Department's staffing, the degree of its independence and its access to and cooperation from the highest levels of management in the performance of its duties.

     o The Committee shall prepare or cause to be prepared for inclusion in the Company's proxy statements the Audit Committee report when and as required by applicable SEC rules.

     o The Committee shall report to the Board periodically concerning the material activities of the Committee.

                                HUNT CORPORATION


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 17, 2002
--------------------------------------------------------------------------------


         The undersigned hereby appoint(s) Donald L. Thompson and Dennis S. Pizzica, or either of them, with full power of substitution, proxies to vote, as designated on the reverse side of this proxy card, all the Common Shares of Hunt Corporation held of record by the undersigned on February 15, 2002, at the Annual Meeting of Shareholders to be held on April 17, 2002, and at any adjournments thereof.




             (Continued, and to be dated and signed, on other side)

                        Please sign, date and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Shareholders
                                HUNT CORPORATION

                                 April 17, 2002




                Please Detach and Mail in the Envelope Provided

   ___
  |   |  Please mark your
A | X |  votes as in this
  |___|  example.

          AUTHORITY GRANTED
      to vote for all nominees
      (except as marked to the    AUTHORITY                          (2) Ratificaton of the amendment of the   FOR  AGAINST  ABSTAIN
           contrary below)         WITHHELD                              Company's Articles of Incorporation   ___     ___     ___
                 ___                  ___     Nominees:                  to provide that Subchapter E-Control |   |   |   |   |   |
(1) ELECTION    |   |                |   |      Donald D. Belcher        Transactions - of the Pennsylvania   |___|   |___|   |___|
    OF          |___|                |___|      Bradlely P. Johnson      Business Corporation Law shall not
    DIRECTORS                                   Robert H. Rock           be applicable to the Company;

If you wish to withhold authority                                    (3) Ratification of the appointment of    ___     ___     ___
to vote for one or more but less                                         PricewaterhouseCoopers LLP as the    |   |   |   |   |   |
than all of the nominees named at                                        independent accountants of the       |___|   |___|   |___|
right, or to cumulate your votes                                         Company for fiscal 2002;
for any such nominee(s), so indicate
on the line provided below.                                          (4) and, to the extent permitted by the Rules of the Securities and Exchange Commission, upon such other matters as may
______________________________________                                   properly come before the meeting and any adjournments
                                                                         thereof.

                                                                         This proxy when properly executed will be voted in the
                                                                     manner directed herein by the undersigned. If no contrary
                                                                     direction is made, this proxy will be voted FOR the nominees listed in Item 1 at left (in equal amounts or cumulatively, as the proxies may determine) or, if any such nominee(s) should be unable to serve, for such other person(s) as may be recommended by the Board of Directors; FOR the proposals set forth in Items
                                                                     2 and 3; and in accordance with the proxies' best judgment upon other matters properly coming before the meeting and any
                                                                     adjournments thereof.



SIGNATURE__________________________ DATED_______________, 2002  SIGNATURE_______________________________ DATED________________, 2002
                                                                           (Signature if held jointly)

NOTE: Please date and sign exactly as your name appears herein. In case of joint holders, each should sign. If the signer is a corporation or partnership, sign in full the corporate or partnership name by an authorized officer or partner. When signing as attorney, executor, trustee, officer, partner, etc. give full title.
